04-07                                                               Exhibit 99.a
Investor Relations:
Southern Union Company
John F. Walsh
Director of Investor Relations
570-829-8662

                   SOUTHERN UNION JOINT VENTURE SUBMITS OFFER
                        TO ACQUIRE ENRON PIPELINE ASSETS;
              U.S. BANKRUPTCY COURT HEARING SCHEDULED FOR THURSDAY

     WILKES-BARRE, Pa. (BUSINESS WIRE) - June 22, 2004 - Southern Union Company ("Southern Union") (NYSE: SUG) announced today that CCE Holdings, LLC ("CCE"), a joint venture of Southern Union and its 50% equity partner GE Commercial Finance Energy Financial Services, submitted an offer to acquire for cash 100% of the equity interests of CrossCountry Energy, LLC ("CrossCountry") from Enron Corp. and its affiliates ("Enron") and assume certain consolidated debt of approximately $461 million - for a total transaction value of approximately $2.3 billion. Enron's Official Committee of Unsecured Creditors (the "Committee"), which endorses CCE's offer, filed a copy of CCE's Purchase Agreement today with the U.S. Bankruptcy Court for the Southern District of New York (the "Court").
     In a pleading filed with the Court last Friday, the Committee disclosed, without specifically naming CCE, that it had received a superior proposal for CrossCountry that offered approximately $55 million more cash, is not conditioned on the payment of a break-up fee, and is otherwise on higher and/or better terms than an offer Enron previously received from another bidder. Accordingly, the Committee stated that it does not believe that Enron's previously-received bid reflects the highest and/or best offer for CrossCountry, and recommended that the Court authorize Enron to accept CCE's offer.
     CCE's offer will be the subject of a Court hearing on Thursday, June 24, 2004. At the hearing, the Court is expected to consider whether to approve procedures for an auction in late August and whether to designate CCE's Purchase Agreement as the benchmark bid that must be bettered at the auction.
     CrossCountry holds interests in and operates Transwestern Pipeline Company, Citrus Corp. and Northern Plains Natural Gas Company. With some 9,900 miles of pipeline and approximately 8.5 Bcf/day of natural gas capacity, CrossCountry serves customers in four major geographical regions in 17 states.
     Southern Union and GE Commercial Finance Energy Financial Services will provide no further public information on this offer until the Court issues its decision.
About Southern Union Company
     Southern Union Company, headquartered in Wilkes-Barre, Pennsylvania, is engaged primarily in the transportation and distribution of natural gas. Through its Panhandle Energy subsidiary, the Company owns and operates Panhandle Eastern Pipe Line Company, Trunkline Gas Company, Sea Robin Pipeline Company, Trunkline LNG Company and Southwest Gas Storage Company. Collectively, the pipeline assets operate more than 10,000 miles of interstate pipelines that transport natural gas from the Gulf of Mexico, South Texas and the Panhandle regions of Texas and Oklahoma to major U.S. markets in the Midwest and Great Lakes region. Trunkline LNG, located in Lake Charles, Louisiana, is the nation's largest liquefied natural gas import terminal. Through its local distribution companies, Missouri Gas Energy, PG Energy and New England Gas Company, Southern Union also serves nearly one million natural gas end-user customers in Missouri, Pennsylvania, Massachusetts and Rhode Island. For additional information, visit www.southernunionco.com.
Forward-Looking Information
     This release and other reports and statements issued or made from time to time contain certain "forward-looking statements" concerning projected future financial performance, expected plans or future operations. Southern Union cautions that actual results and developments may differ materially from such projections or expectations. Investors should be aware of important factors that could cause actual results to differ materially from the forward-looking projections or expectations. These factors include, but are not limited to: cost of gas; gas sales volumes; gas throughput volumes and available sources of natural gas; discounting of transportation rates due to competition; customer growth; abnormal weather conditions in Southern Union's service territories; impact of relations with labor unions of bargaining-unit employees; the receipt of timely and adequate rate relief and the impact of future rate cases or regulatory rulings; the outcome of pending and future litigation; the speed and degree to which competition is introduced to Southern Union's gas distribution business; new legislation and government regulations and proceedings affecting or involving Southern Union; unanticipated environmental liabilities; ability to comply with or to challenge successfully existing or new environmental regulations; changes in business strategy and the success of new business ventures, including the risks that the business acquired and any other businesses or investments that Southern Union has acquired or may acquire may not be successfully integrated with the business of Southern Union; exposure to customer concentration with a significant portion of revenues realized from a relatively small number of customers and any credit risks associated with the financial position of those customers; factors affecting operations such as maintenance or repairs, environmental incidents or gas pipeline system constraints; Southern Union's, or any of its subsidiaries, debt securities ratings; the economic climate and growth in the energy industry and service territories and competitive conditions of energy markets in general; inflationary trends; changes in gas or other energy market commodity prices and interest rates; the current market conditions causing more customer contracts to be of shorter duration, which may increase revenue volatility; the possibility of war or terrorist attacks; the nature and impact of any extraordinary transactions such as any acquisition or divestiture of a business unit or any assets.

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